Exhibit 10.70

Execution Copy

AMENDMENT NO. 2 TO AMENDED AND RESTATED BELPRE FACILITY SHARING

AND OPERATING AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED BELPRE FACILITY SHARING AND OPERATING AGREEMENT (“Amendment”) is dated as of January 1, 2009 (the “Effective Date”) and is made by and between KRATON POLYMERS U.S. LLC (“Kraton”), having a place of business at 15710 John F. Kennedy Blvd, Suite 300, Houston, TX 77032, and Infineum USA L.P. (“Infineum”), having a place of business at 1900 East Linden Avenue, Linden, New Jersey 07036.

WHEREAS, each of Kraton and Infineum is a party to the certain Amended and Restated Belpre Facility Sharing and Operating Agreement dated July 1, 1999, as amended by Amendment No. 1 dated January 23, 2007 (“Agreement”);

WHEREAS, pursuant to the Agreement, each of Kraton and Infineum has an undivided ownership interest in and to certain manufacturing and infrastructure assets at the manufacturing facility located in Belpre, Ohio (the “Facility”), as well as a 100% ownership interest in certain equipment and materials that are proprietary to their respective businesses; and

WHEREAS, also in connection with the Agreement, Kraton and Infineum entered into certain Manufacturing Unit Capacity Lease Agreements (the “Lease Agreements”) pursuant to which Kraton, as lessor, leased to Infineum, as lessee, certain manufacturing capacity rights to the operating units owned jointly by the parties at the Facility, with the effect of increasing Infineum’s rights to such units, which Lease Agreements have since expired; and

WHEREAS, Kraton and Infineum desire to effect an exchange of their ownership interests in and to certain manufacturing assets at the Facility in which they currently have undivided ownership interests; and

WHEREAS, Kraton and Infineum desire to modify the Agreement to effectuate the intent of the foregoing, and to accomplish other business objectives, on the terms, and subject to the conditions, set forth herein.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Kraton and Infineum hereby agree as follows:

1.	Article 1.2

(a) The definition of “Facilities” is deleted and replaced with the following:

“Facilities” means the Proprietary Equipment, the Units, the Infrastructure Assets, Hydrogen Plant, and any other real property or tangible personal property owned or leased by Infineum in whole or in part, that now or in the future is located within the Site.

(b) The definition of “NBV” is deleted and replaced with the following:

“NBV” (Net Book Value) means as to an Owner’s interest in Shared Facilities, the original cost of such assets, plus the original cost of subsequently added Capital Improvements to such assets in which such Owner participates, less cumulative depreciation which such Owner records in its Financial Reporting Accounts.

(c) The definition of “Infrastructure Assets” is deleted and replaced with the following:

“Infrastructure Assets” means all assets at the Site used for the provision of utilities or services, and common facilities serving more than one plant at the Site, which for the avoidance of doubt specifically excludes all assets owned either 100% by Infineum or 100% by Kraton, and also specifically excludes the G-1 Unit, the G-2 Unit, the Hydrogen Plant and any Excluded Assets referred to on Schedule 2 hereof.

(d) The following definition is hereby added to Article 1.2:

“Hydrogen Plant” shall mean the Facility assets that produce hydrogen for use in manufacturing Products in the Units.

2.	Article 2.2:

a.	Article 2.2 is amended to add the following as new Article 2.2.0:

2.2.0 Kraton and Infineum hereby agree that, in an effort to make the ownership and operation of the Shared Facilities more efficient and more closely aligned with the respective manufacturing interests of each of Kraton and Infineum, the parties would mutually benefit from an exchange of the ownership interests and Capacity Rights of the G-1 Unit and the
G-2 Unit. Accordingly, Infineum hereby agrees to sell, transfer and assign to Kraton all of Infineum’s right, title and interest in and to the G-1 Unit (including, without limitation, Infineum’s ownership interests and Capacity Rights in the
G-1 Unit) in exchange for increased ownership interests and Capacity Rights in the G-2 Unit, as described herein. Kraton hereby agrees to accept from Infineum an assignment of all of Infineum’s right, title and interest in and to the G-1 Unit as described above (including, without limitation, Infineum’s ownership interests and Capacity Rights in the G-1 Unit) and, as consideration therefor, Kraton agrees to sell, assign and transfer to Infineum certain of Kraton’s ownership interests and Capacity Rights in the G-2 Unit, such that Infineum shall have 37.72% ownership interest in the G-2 Unit, and 35.9% Capacity Rights in the G-2 Unit, and Kraton shall have 62.28% ownership interest in the G-2 Unit, and 64.1% Capacity Rights in the G-2 Unit. The parties acknowledge and agree that the foregoing changes in ownership and Capacity Rights percentages in each of the G-1 Unit and the G-2 Unit shall be effective as of 12:01 a.m. on the Effective Date. The parties further acknowledge that the foregoing changes in ownership and Capacity Rights percentages in the G-2 Unit have been calculated and agreed upon to reflect the ownership and capacity values in the G-1 Unit sold, transferred and assigned by Infineum to Kraton hereunder. For the avoidance of doubt, at all times from and after the Effective Date of this Amendment: (i) the G-l Unit shall no longer be deemed a “Shared Facility” for any purposes whatsoever under the Agreement and (ii) the additional ownership interests and Capacity Rights in the G-2 Unit conveyed by Kraton hereunder shall be subject in their entirety to all of the terms and conditions of the Agreement, as amended hereby.

b.	In furtherance, and not in limitation, of the changes referred to in Section 2.a hereof, Article 2.2.1 of the Agreement is hereby amended to reflect the following changes to the ownership interests and Capacity Rights in the Units (which changes also reflect the expiration of the Lease Agreements):

1.	In subsection a., ten percent (10%) is hereby changed to zero percent (0%), and ninety percent (90%) is hereby changed to one hundred percent (100%).

2.	In subsection b., “forty-two percent (42%)” is hereby changed to “thirty-five and 9/10 percent (35.9%)” and “fifty-eight percent (58%)” is hereby changed to “sixty-four and 1/10 percent (64.1%)”.

3.	In subsection c., “thirty-four percent (34%)” is hereby changed to “twenty-five percent (25%)” and “sixty-six percent (66%)” is hereby changed to “seventy-five percent (75%)”.

4.	Subsection d. is hereby amended to delete the reference therein to the G-l Unit as being a “Shared Facility.”

5.	In subsection e., “thirteen percent (13%)” is hereby changed to “ten percent (10%)” and “eighty-seven percent (87%)” is hereby changed to “ninety percent (90%)”.

c.	In furtherance, and not in limitation, of the changes referred to in Section 2.a hereof, Schedule 1.B of the Agreement is hereby deleted, and replaced with Schedule 1.B attached hereto, which Schedule 1.B sets forth the respective ownership interests of each of Kraton and Infineum in and to the Shared Facilities as of 12:01 a.m. on the Effective Date.

d.	Kraton acknowledges that, until the earlier of December 31, 2010 or Kraton’s completion of the Gl NXT project, Infineum may desire to utilize the G-l Unit (with Kraton as Operator) to perform test runs on Infineum Product. Kraton agrees to allow Infineum to use the G-l Unit (with Kraton as Operator) for such purposes, during the foregoing time frame only, subject to the following: (i) Infineum’s use of the G-l Unit shall be limited to five (5) calendar days in the aggregate annually, including necessary preparation days and time, (ii) for each day that Infineum uses on the G-l Unit, Infineum shall pay Kraton an amount equal to: (A) Kraton’s full variable cost incurred in operating the G-l Unit for Infineum, and (B) a daily rental fee in the amount of $172,500.00, (iii) Infineum shall notify Kraton not later than December 1 of the year preceding any year in which Infineum anticipates using the G-l Unit to perform test runs of Infineum Product, and (iv) Infineum shall make a binding request for a test run on the G-l Unit at least six (6) months prior to the test run date.

3.	Article 2.2.2:

a.	The phrase “or material slowdowns” is hereby added after each of the first three references to the term “shutdowns” and the phrase “or material slowdown” is hereby added after the fourth and final reference to “shutdown” at the end of Article 2.2.2.

b.	The following is added at the end of Article 2.2.2: “For the avoidance of doubt, a slowdown is deemed to be a “material” slowdown within the meaning of this Article 2.2.2 if the unit at issue runs at less than one-third of its Planning Rate for three (3) consecutive days.”

4.	Article 2.4.4:

The second and third sentences of Article 2.4.4 are hereby deleted, and replaced with the following:

“For purposes of the immediately preceding sentence only, unless the Owners agree otherwise, if both Owners elect to participate in a Capital Improvement, the anticipated use by each of them of such Capital Improvement shall be in accordance with their respective ownership interests or Capacity Rights then existing in the Shared Facility to which the Capital Improvement relates, based on the nature of the Capital Improvement, and determined in accordance with Schedule X attached to this Amendment No.2.”

5.	Article 2.10:

Article 2.10, and Schedule 13 of the Agreement, are deleted and replaced with the following:

2.10 Cost Contribution Agreement

Kraton and Infineum have entered into a separate Technical Cooperation Agreement dated October 30, 2007, as amended in respect of cooperative efforts regarding research. A copy of this Agreement is attached hereto as Schedule 13.

6.	Article 3.4.4: Each of the two references to “at then current replacement costs” is hereby deleted and replaced with “at then average replacement cost over the immediately preceding twelve (12) month period”.

7.	Article 3.5.1: Article 3.5.1 is hereby deleted in its entirety and replaced with the following: “Except as provided in Article 3.4.8 with respect to Materials and except as agreed otherwise, Operator shall invoice Infineum each month for the actual Charges for the immediately preceding month. The invoices shall be broken down in sufficient detail to indicate the Charges for particular services, utilities, Materials and/or facilities supplied during the period in question. The Charges for each item of such services, utilities, Materials and/or facilities shall in turn be broken down in such detail as Infineum may reasonably request and as Operator can reasonably provide.”

8.	Article 3.5.2: The first sentence of Article 3.5.2 is deleted in its entirety and replaced with the following: “Absent manifest error, Infineum shall pay the invoice on or before three (3) business days of receipt of the invoice.” The second and third sentences remain unchanged.

9.	Article 3.6.8: Article 3.6.8 is hereby deleted in its entirety and replaced with the following:

“(a) Unless otherwise agreed by Operator and Infineum in writing (including without limitation electronic mail), the following will apply: Six months prior to the end of each calendar year while this Agreement is in effect, Operator shall develop an initial production planning schedule for the first half of the next calendar year, by Product grade level, based on nominations from both Owners. During the last two months of each calendar year while this Agreement is in effect, Operator shall develop an initial production planning schedule for the entire following calendar year, by Product grade level, based on nominations from both Owners.

(b) During the course of a calendar year, either Owner may petition for a change in the production schedule developed in accordance with this Article 3.6.8, which changes must be consistent with the Annual Plan & Budget, and Operator shall make adjustments to the production schedule if both Owners agree to such changes, and they are consistent with the Annual Plan & Budget. Reasons for requesting schedule changes may include, without limitation, changes in unit operation, changes in raw material supply and changes in demand for Product from either Owner. When schedule changes are made, Operator will issue a new schedule to Infineum indicating the timing of the Infineum runs and the Kraton Product run immediately before any Infineum Product. The schedules will be issued within one (1) week of any significant change to the schedule. Eight (8) weeks prior to any Infineum run, Infineum will submit to Operator specifics of which package and SKU are needed for the run quantity scheduled.

(c) In addition to the production schedule changes permitted by Article 3.6.8(b), Operator may make production scheduling changes without Infineum’s approval under the following circumstances: (i) at any time, if the production scheduling change would result in the movement of a scheduled production run within plus or minus three (3) days of the originally scheduled production date, (ii) within six (6) months of the scheduled production run, if the production scheduling change would result in the movement of a scheduled production run within plus or minus one (1) week of the originally scheduled production date, and (iii) within six (6) – twelve (12) months of the scheduled production run, if the production scheduling change would result in the movement of a scheduled production run within plus or minus two (2) weeks of the originally scheduled production date. Operator shall notify Infineum promptly following any change in production scheduling in accordance with this Article 3.6.8(c).”

10.

Article 3.7.2: The following shall replace the first sentence in Article 3.7.2: “To verify the correctness of invoices and payments hereunder for the current calendar year and for any of the three (3) preceding years, upon reasonable notice and at reasonable times and intervals but no more often than once in a calendar year, Infineum may require that, at Infineum’s cost, Infineum’s internal auditors and/or an independent certified accountant selected by Infineum and acceptable to Operator, which acceptance shall not be unreasonably withheld, perform an audit for such purposes.”

11.	Article 3.11.3: The following shall replace the first sentence in Article 3.11.3: “To assess and monitor Operator’s performance, once every three calendar years or upon reasonable cause concerning Operator’s performance, upon reasonable notice and at reasonable times and intervals Infineum may require that, at Infineum’s cost, Infineum’s internal auditors and/or an independent third party auditor selected by Infineum and acceptable to Operator, which acceptance shall not be unreasonably withheld, perform an audit for such purposes.”

12.	Article 3.11.6: The following shall replace the first sentence in Article 3.11.6: “To monitor the implementation of the Corrective Action Plan and to assess its effectiveness, upon reasonable notice and at reasonable times and intervals Infineum may require that, at Infineum’s cost, Infineum’s internal auditors and/or an independent third party auditor selected by Infineum and acceptable to Operator, which acceptance shall not be unreasonably withheld, perform an audit for such purposes.”

13.	Article 3.12.2: The following shall replace the first sentence in Article 3.12.2: “To verify Operator’s compliance with Article 3.12.1 for the current calendar year and for any of the three (3) preceding years, upon reasonable notice and at reasonable times and intervals but no more often than once in a calendar year, Infineum may require that, at Infineum’s cost, Infineum’s internal auditors and/or an independent third party auditor selected by Infineum and acceptable to Operator, which acceptance shall not be unreasonably withheld, perform an audit for such purposes.”

14.	Article 3.15: The following is hereby added as new Article 3.15: “Kraton shall appoint one of its employees as an “Infineum Liaison” who will be responsible for insuring that Infineum has access to information, records, personnel, and other items to which it is entitled in connection with Infineum’s rights, liabilities and obligations under this Agreement.”

15.	Schedule 1A: Schedule 1A is hereby modified to add each of “V-9014 BD Dryer” and “V-9015 BD Dryer” to the list captioned “Proprietary Equipment (100% JV Ownership”. Schedule 1A is further modified to reflect the following as the ownership interests of each of Infineum and Kraton in each of the G-l Unit and the G-2 Unit:

Unit	Infineum Ownership Interest	Kraton Ownership Interest
G-l	0%	100%
G-2	37.72%	62.28%

Kraton and Infineum agree that Schedule 1A may be changed upon mutual written agreement of the parties each year as part of the Annual Plan & Budget and in accordance with other applicable provisions of the Agreement, including without limitation Article 3.4.4.

16.	Schedules 6 and 10: Schedules 6 and 10 of the Agreement are hereby deleted. The parties shall create a new Schedule 6 each year as part of the Annual Plan & Budget in accordance with the applicable provisions of the Agreement.

17.	Schedule 11: Under the heading “Allocation of Variable Costs” and sub-heading “Within the SAP system”, a new item is hereby added between the third and fourth items, as follows: “—Actual price of raw materials for the entire site is calculated at month-end and variances (difference between standard and actual) are generated and settled to Kraton. As of January 1, 2005, the variances are then further allocated monthly between Infineum and Kraton based on average annual consumption by material.”

18.	The parties acknowledge and agree that, as evidenced by, among other things, the attached May 4, 2001 letter from Stephen M. Wood of Kraton to both Infineum and Infineum International Limited, and as confirmed by Amendment No. 1 to the Agreement, the Agreement was previously assigned to Kraton, and Infineum and Kraton currently are the parties to the Agreement. In that regard, all references to “Shell Elastomers LLC” as a party to the Agreement are hereby deleted and replaced with “Kraton Polymers U.S. LLC”, and all references to “Shell” in the Agreement are hereby deleted and replaced with “Kraton”.

19.	Except for the changes set forth above, the Agreement, and each and every term and condition thereof, shall remain in full force and effect.

IN WITNESS WHEREOF, Kraton and Infineum have caused this Amendment to be executed in duplicate originals by their duly authorized representatives as of the date or dates shown below.

Schedule 1B: Aggregate of Ownership Interest in Shared Facilities

From January 1, 2009

Shared Facility	Infineum	Kraton
G-2	37.72%	62.28%
Hydrogen Plant	25%	75%
Infrastructure	10%	90%

Schedule X

Capital Categories

HSE

This category relates to all projects where the primary credits derived from the project are to either reduce HSE risk or achieve compliance with Health, Safety or Environmental Regulations. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current ownership interests in the facility to which the project relates.

Infrastructure / Maintenance

This category relates to all projects where the primary credits derived from the project are to maintain the existing performance of the plant by replacing equipment and facilities which deteriorate over time. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current ownership interests in the facility to which the project relates.

If equipment is being installed to reduce losses from a piece of equipment due to its reduced performance over time then it is considered infrastructure / maintenance.

Capacity / Growth

This category relates to all projects where the primary credits derived from the project are increases above current unit reliability or capacity performance through equipment replacement with improved performance (above that of the replaced equipment as originally installed) or the addition of new equipment. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current capacity rights in the facility to which the project relates.

Cost Out / Cost Avoidance

This category relates to all projects where the primary credits derived from the project are reduced plant fixed or variable cost through equipment replacement with improved performance or the addition of new equipment. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current ownership interests in the facility to which the project relates.

Quality Improvement

This category relates to all projects where the primary credits derived from the project are improved product quality or analytical capability through equipment replacement with improved performance or the addition of new equipment. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current ownership interest in the facility to which the project relates.

Innovation

This category relates to all projects where the primary credits derived from the project are increased unit capability to produce new products through equipment replacement with improved performance or the addition of new equipment. Unless the owners agree otherwise projects in this category shall be deemed to be used in accordance with each owner’s current ownership interests in the facility to which the project relates.

In the event that a project does not fit into any of the above categories, the parties will negotiate the respective use percentages that will apply to such project, such percentages to be between each owner’s current capacity rights and each owner’s current ownership interest in the facility to which the project relates.

Schedule 13

Technical Cooperation Agreement dated October 30, 2007

See attached

TECHNICAL COOPERATION AGREEMENT

This Agreement, effective as of the date of the last signature hereof, is between Infineum International Limited, having an address at P.O. Box 1, Abingdon, Oxfordshire, United Kingdom OX13 6BB (“INFINEUM”) and Kraton Polymers U.S. LLC, having an address at 15710 John F. Kennedy Boulevard, Suite 300, Houston, TX 77032 (“KRATON”).

KRATON and INFINEUM may hereinafter be referred to singularly as “Party” and collectively as “Parties”.

WHEREAS, KRATON and INFINEUM (and Affiliates thereof) are separately engaged in businesses involving the research, development, manufacture, use, and sale of Polymers;

WHEREAS, KRATON and INFINEUM (or one or more Affiliates thereof) each holds certain undivided ownership interests and has other interests in equipment and other property located within KRATON’s Belpre, Ohio facility (“Facility”), which are utilized for the manufacture of Polymers;

WHEREAS, pursuant to the Amended and Restated Facilities Sharing and Operating Agreement (FSO Agreement). KRATON serves as operator of the Facility for the manufacture of Kraton Product and Infineum Product;

WHEREAS, KRATON and INFINEUM (or one or more Affiliates thereof) have separately performed, or contracted with others to perform, research and development activities directed to the development of novel and/or improved Polymers;

WHEREAS, KRATON has performed and/or contracted with others to perform, research and development and technical services activities directed to process and product development relevant to operation of the Facility for manufacture of Kraton Product and/or Infineum Product; and

WHEREAS, the Parties have a common interest in developing novel and/or improved Polymers and maximizing the use and minimizing the cost of the assets at the Facility and, in that regard, desire to have more open, proactive, and cooperative discussion and activity around process development relevant to the operation of the Facility for manufacture of Kraton Product and/or Infineum Product, improvement of Kraton Product and/or Infineum Product, and development of novel Polymers;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, INFINEUM and KRATON agree as follows:

ARTICLE I - Definitions

For the purpose of this Agreement, the following terms shall have the meanings specified below:

1.01	“Agreement” shall mean this Agreement (together with attached Appendices and Exhibits, if any), as it may be amended from time to time in accordance with the terms hereof.

1.02	(a)	The term “Affiliate(s)” when used with reference to INFINEUM shall refer to any of the following: (a) Infineum Holdings B.V., Infineum USA Inc., Infineum USA L.P. and Infineum Singapore Pte. Ltd. and (b) any company or partnership in which one or more of the companies named in (a) owns or controls, directly or indirectly, fifty percent (50%) or more of the shares, voting powers or other evidence of ownership; and

	(b)	when used with reference to KRATON, the term “Affiliate(s)” shall mean Kraton Polymers LLC and/or all or any of its subsidiaries (both direct and indirect) from time to time in which Kraton Polymers LLC owns or controls, directly or indirectly, fifty percent (50%) or more of the shares, voting powers or other evidence of ownership.

1.03	“Additives” shall mean components and compositions intended for use in any one or more of the following applications:

(a)	formulating finished lubricants or lubricant additive packages of any kind;

(b)	formulating finished fuels or fuel additive packages of any kind;

(c)	formulating functional fluids including, but not limited to, hydraulic fluids and power transmission fluids, or functional fluid additive of any kind;

(d)	dewaxing lubricating oil; and

(e)	transporting crude oil as wax crystal modifiers.

1.04	“Additives Field” shall mean the manufacture, use (including but not limited to use in formulating and selling lubricants, fuels, and functional fluids) and/or sale of (and research and development in support thereof for) Additives and/or intermediates ultimately intended for use in manufacturing Additives.

1.05	“Polymer(s)” shall mean polymers of butadiene, polymers of isoprene, copolymers of isoprene and butadiene, copolymers of isoprene and/or butadiene with styrene, and polymers and copolymers of other monomers as the Parties shall jointly agree in writing to consider, and derivatives of such polymers and/or copolymers.

1.06	“Infineum Product” shall mean product manufactured within the Facility for INFINEUM or its Affiliates for sale or use within the Additives Field.

1.07	“Kraton Product” shall mean all product manufactured within the Facility other than Infineum Product.

1.08	“Base Support Activities” shall mean the base manufacturing, technical, and corporate support activities that are conducted by KRATON and are necessary for the manufacture of Infineum Product.

1.09	“Capacity Increase and Cost Reduction Projects” shall mean process improvement projects in support of (i) optimization of existing processes at the Facility and/or (ii) investments that will use existing processes at the Facility.

1.10	“New Process Technology Development” shall mean new process technology development projects at the Facility which involve development of new or improved process technology that offers (i) significant benefits for the manufacture of current products; or (ii) the capability to manufacture products that cannot be produced currently.

1.11	“New Product Development” shall mean activities performed by either KRATON or INFINEUM (or one or more Affiliates thereof) individually, or jointly by KRATON and INFINEUM (or one or more Affiliates thereof), directed to the development of novel Polymers (including processes for novel Polymers), or the improvement of existing Kraton Product and/or Infineum Product (including processes for existing Kraton Product and/or Infineum Product).

1.12	“Program” shall mean overall activities performed in accordance with this Agreement by either KRATON or INFINEUM (or one or more Affiliates thereof) individually, or jointly by KRATON and INFINEUM (or one or more Affiliates thereof) in the advancement, either directly or indirectly, of one or more of Base Support Activities, Capacity Increase and Cost Reduction Projects, New Process Technology Development and New Product Development.

1.13	“Technical Information” shall mean:

(a)	information concerning Polymers and/or the performance properties thereof, and information concerning process technology relevant to the manufacture of Polymers, which information is in the possession of a Party prior to commencement of the Program, which one Party or its Affiliates makes available to the other Party or its Affiliates during the term of this Agreement; and

(b)	technical information developed by either INFINEUM or its Affiliates, or KRATON or its Affiliates, during the term of the Agreement and which is not Agreement Technical Information.

1.14	“Confidential Technical Information” shall mean all Technical Information of one Party disclosed, directly or indirectly, to the other Party hereunder and identified as “Confidential” or “Proprietary”, except Technical Information:

(a)	which at the time of disclosure is in the public domain;

(b)	which, after disclosure, is published or otherwise becomes part of the public domain through no fault of the recipient;

(c)	which was in the possession of the recipient at the time of disclosure and was not acquired, directly or indirectly, from the other Party or its Affiliates or from a third party under an obligation of confidence;

(d)	which the recipient, can show was received by it after the time of disclosure hereunder from a third party who did not require the recipient to hold it in confidence and who did not acquire it directly or indirectly from the other Party or its Affiliates under an obligation of confidence; and

(e)	which is independently developed by employees or contractors of either Party who did not have access to the other Party’s Technical Information made available under the Agreement.

Technical Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of INFINEUM, KRATON, or their Affiliates. Neither will a combination of features be deemed within the foregoing exceptions merely because individual features are in the public domain or in the possession of INFINEUM, KRATON, or their respective Affiliates unless the combination itself is in the public domain or in the possession of the recipient Party.

1.15	“Agreement Technical Information” shall mean all technical information and know-how which relate to the same field as the Technical Information as defined in Paragraph 1.13 and which is developed in the course of the Program carried out under this Agreement.

1.16	“Agreement Patent Rights” shall mean patents and patent applications of all countries which cover one or more features of Agreement Technical Information.

1.17	“Effective Date” shall mean the date this Agreement becomes fully executed by signature of both Parties.

ARTICLE II -Technical Information

2.01	Each Party will make available to the other Party, directly or indirectly, such of its Technical Information as in its sole opinion would be useful to the other Party in the Program.

2.02	Each Party and its Affiliates to which this Agreement is extended shall have a right to use Technical Information and Agreement Technical Information for the purpose of performing development work under the Program. Each Party agrees to limit distribution of the Technical Information of the other Party and Agreement Technical Information to those employees and/or contractors of INFINEUM or KRATON, or respective Affiliates, who are reasonably required to have knowledge of such Technical Information and Agreement Technical Information in order to achieve the objectives and purposes of the Program and notify such employees and/or contractors that such Technical Information is the property of the other Party and of the obligation of confidentiality and non-use hereunder and that such Agreement Technical Information is subject to obligations of confidentiality and non-use hereunder.

ARTICLE III - Confidentiality

3.01	Each Party and its Affiliates to which this Agreement is extended agrees to hold in confidence the other Party’s Confidential Technical Information during the term of this Agreement and for a period of ten (10) years after its expiration or termination, except that either Party may make Confidential Technical Information of the other Party available to its contractors as may be necessary to carry out the Program, but only under terms of confidentiality and non-use at least as stringent as the obligations imposed on the Parties by this Agreement.

3.02	Upon termination of this Agreement, each Party shall, within one month of the written request of the other Party, return the Confidential Technical Information of the other Party, including all copies or extracts made of such Confidential Technical Information received hereunder, and shall destroy or redact all documents prepared by it containing any aspect of the Confidential Technical Information of the other Party, except for one copy which may be retained in a separate Legal file for use only to determine obligations hereunder.

3.03	(a)	Each Party agrees to hold Agreement Technical Information in confidence during the term of this Agreement and for a period of ten (10) years after its expiration or termination. There shall be no publication of Agreement Technical Information by either Party or an Affiliate thereof to which this Agreement is extended unless the other Party consents in writing to such publication after review of the proposed draft of any such publication.

(b)	The foregoing confidentiality obligation as it applies to a Party that wishes to disclose Agreement Technical Information (“Disclosing Party”) shall not apply to any Agreement Technical Information:

(i)	which at the time of development is in the public domain;

(ii)	which, after development, is published or otherwise becomes part of the public domain through no fault of the Disclosing Party;

(iii)	which was in the possession of the Disclosing Party at the time of development and was not acquired, directly or indirectly, from the other Party or from a third party under an obligation of confidence;

(iv)	which the Disclosing Party can show was received by it after the time of development hereunder from a third party who did not require the Disclosing Party to hold it in confidence and who did not acquire it directly or indirectly from the other Party under an obligation of confidence; and

(v)	which was independently developed by employees or contractors of the Disclosing Party who did not have access to the Technical Information of the other Party made available under the Agreement.

Agreement Technical Information developed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of the Disclosing Party or its Affiliates. Neither will a combination of features be deemed within the foregoing exception merely because individual features are in the public domain or in the possession of the Disclosing Party or its Affiliates unless the combination itself is in the public domain or in the possession of the Disclosing Party or its Affiliates.

ARTICLE IV – Intellectual Property and Licenses

4.01	Unless otherwise agreed in writing by the Parties:

(a)	INFINEUM and its Affiliates shall have a worldwide, irrevocable, royalty-free, exclusive license (including rights to grant sublicenses) to use any and all Kraton Confidential Technical Information. Agreement Technical Information, and Agreement Patent Rights in the Additives Field. Regarding the right to grant sublicenses, INFINEUM shall have all rights to grant sublicenses to customers of INFINEUM for the use of new Polymers developed under this Agreement, and the right to grant sublicenses regarding Agreement Technical Information and Agreement Patent Rights for the manufacture of new Polymers developed under this Agreement to the extent that KRATON is unable or unwilling to provide such new Polymers under the FSO Agreement or other arrangements.

(b)	KRATON and its Affiliates shall have a worldwide, irrevocable, royalty-free, exclusive license (including all rights to grant sublicenses) to use any and all Infineum Confidential Information, Agreement Technical Information, and Agreement Patent Rights outside the Additives Field.

(c)	Notwithstanding Paragraph 4.01(b), in the event that a specific Program outside of the Additives Field requires technical collaboration between KRATON and INFINEUM to succeed, Paragraph 4.01(b) shall not apply and the Parties will discuss and agree in a timely and good faith manner an appropriate distribution of intellectual property rights between KRATON and INFINEUM for such Program.

4.02	(a)	INFINEUM shall solely own Agreement Technical Information developed by, and Agreement Patent Rights based on inventions made by, employees and/or contractors of INFINEUM or its Affiliates, and KRATON shall solely own Agreement Technical Information developed by, and Agreement Patent Rights based on inventions made by, employees and/or contractors of KRATON or its Affiliates, subject to the licenses granted in paragraph 4.01. In the event that Agreement Technical Information or Agreement Patent Rights are jointly developed by employees and/or contractors of both Parties (or of Affiliates of both Parties), such Agreement Technical Information or Agreement Patent Rights shall be jointly owned, subject to the licenses granted in paragraph 4.01. INFINEUM shall solely own technical information developed by, and patent rights based on inventions made by, employees and/or contractors of INFINEUM or its Affiliates, and KRATON shall solely own technical information developed by, and patent rights based on inventions made by, employees and/or contractors of KRATON or its Affiliates, when said technical information or inventions represent distinguishable later improvements or refinements of Agreement Technical Information or Agreement Patent Rights developed jointly during the course of the Program.

	(b)	In the event an invention owned by KRATON representing distinguishable later improvements or refinements of Agreement Technical Information or Agreement Patent Rights, as defined in Paragraph 4.02(a) does not relate exclusively to the Additives Field, KRATON shall grant and does hereby grant to INFINEUM and its Affiliates a worldwide, irrevocable, royalty-free license under any patents resulting therefrom, which license shall be exclusive for practices which are in the Additives Field. In the event an invention owned by INFINEUM representing distinguishable later improvements or refinements of Agreement Technical Information or Agreement Patent Rights, as defined in Paragraph 4.02(a) does not relate exclusively to the Additives Field, INFINEUM shall grant and does hereby grant to KRATON and its Affiliates a worldwide, irrevocable, royalty-free license under any patents resulting therefrom, which license shall be non-exclusive and solely for practices which are outside the Additives Field.

	(c)	Each Party agrees to disclose promptly to the other Party any inventions or improvements which are conceived by any of its employees during the life of this Agreement or within one year thereafter, which inventions or improvements are based on Confidential Technical Information received from the other Party or its Affiliates or Agreement Technical Information.

4.03	In the event that either Party desires to file a patent application on any invention or improvement in which any Confidential Technical Information of the other Party or Agreement Technical Information is to be disclosed, the disclosing Party agrees (i) to provide the other Party, prior to filing, with a copy of that part of the application that contains such information; and (ii) not to permit the publication of the application in any country without first receiving the written consent of the other Party.

4.04	Costs associated with preparing, filing, prosecuting, and maintaining any Agreement Patent Rights jointly owned by the Parties shall be shared equally with mutually acceptable outside patent counsel, or patent counsel of one of the Parties handling such Agreement Patent Rights, as agreed to between the Parties. Otherwise each Party shall bear the costs for its own Agreement Patent Rights. International filing shall be mutually agreed upon by the Parties but either Party shall have the right to request filing in additional countries at its own expense. No Agreement Patent Rights, whether owned by one Party or jointly owned, shall be abandoned by either Party unless the other Party is given the opportunity to bear the expense of continuation of prosecution or maintenance.

4.05	In further consideration of payments made by INFINEUM in funding of Base Support Activities as set forth in Paragraph 5.01 of this Agreement, KRATON in perpetuity will not seek additional compensation from INFINEUM for Kraton Confidential Technical Information, Agreement Technical Information, and Agreement Patent Rights in connection with any use which may be made of Kraton Confidential Technical Information, Agreement Technical Information, and Agreement Patent Rights in the manufacture of Infineum Product under the FSO Agreement.

ARTICLE V - Program Management and Funding

5.01	The Program shall be managed by a team including members representing each of the Parties (the “Steering Team”), with each Party having an equal vote with regard to Steering Team decision-making whether or not each Party has an equal number of members. The Steering Team shall be responsible for defining and agreeing to the scope and deliverables of projects undertaken in accordance with this Agreement, prioritizing activities, staffing, and deciding whether such individual projects are to be considered Base Support Activities, Capacity Increase and Cost Reduction Projects, New Process Technology Development, or New Product Development. In addition, except with regard to Base Support Activities, the Steering Team shall be responsible for budgeting and apportionment of costs between the Parties, for each individual project undertaken in accordance with this Agreement. With regard to Base Support Activities, INFINEUM shall pay to KRATON a fixed annual fee of $750,000 for calendar year 2007 and a fixed annual fee of $225,000 for each calendar year thereafter for which this Agreement is in effect. Such fixed annual fee will be paid in four (4) equal installments, with the first installment due on or before January 31, 2007, the second instalment due on or before April 30, 2007, the third instalment due on or before July 31, 2007, and the fourth instalment due on or before October 31, 2007, Other than this fixed annual fee, INFINEUM shall not be obligated to make any other payments or provide any other consideration for Base Support Activities.

5.02	Neither Party is obligated to fund any projects proposed at the Steering Team that are considered to be Capacity Increase and Cost Reduction Projects, New Process Technology Development, or New Product Development. However, if only one Party elects to undertake such a project, the costs of such Project shall be at such Party’s expense and the other Party shall not be entitled to receive any of the rights and benefits resulting from such project.

5.03	INFINEUM appointed members of the Steering Team shall consist of the following personnel, which personnel may be changed from time to time by INFINEUM:

Name:	Jan Bock	Title:	Component Technology Manager
	Stuart Briggs		VM Technical Leader
	Florence Thauvin		VM Segment Manager
	Fred Sierakowski		VM Manufacturing Tech. Leader
	Joanne LaBarge		Procurement Representative

5.04	KRATON appointed members of the Steering Team shall consist of the following personnel, which personnel may be changed from time to time by KRATON:

Name:	Lothar Freund	Title:	Vice President Technology
	Jean Michel Macé		Infineum Business Manager
	Craig Stevens		Manager - Process Development
	Jim Christian		Belpre Infineum Representation

5.05	The Steering Team shall meet at least twice per calendar year, once in approximately the first calendar quarter and once in approximately the third calendar quarter. The meeting in the third calendar quarter will include, without limitation, agreement on program funding and resourcing for the following calendar year.

ARTICLE VI - Liability

6.01	Neither Party makes any representations, warranties, nor guarantees, express or implied, to the other Party under this Agreement regarding its Technical Information.

6.02	Each Party and its Affiliates to which this Agreement is extended under Paragraph 8.03 shall be solely responsible and assume all risk of loss, damage, or injury for its use of Agreement Technical Information and of the other Party’s Technical Information, whether or not such loss, damage, or injury was caused, in whole or in part, by the negligence of the Party disclosing Technical Information to the other Party.

6.03	Neither Party nor their Affiliates to which this Agreement is extended under Paragraph 8.03 shall be liable for any special, exemplary, consequential, or indirect damages regarding any loss or damage resulting from the other Party’s use or reliance upon Agreement Technical Information and upon Technical Information disclosed hereunder, whether or not caused, in whole or in part, by the negligence of the Party disclosing Technical Information to the other Party.

6.04	INFINEUM shall be responsible for, and shall protect, defend, indemnify and hold harmless KRATON from and against any and all claims, liabilities, costs, damages and expenses of every kind and nature, with respect to injury or death or damage to or loss of property of any person employed by INFINEUM arising during and/or as a result of the performance of this Agreement except to the extent that such injury or death or damage to or loss of property of any person employed by INFINEUM results from the gross negligence of willful misconduct of KRATON.

6.05	KRATON shall be responsible for, and shall protect, defend, indemnify and hold harmless INFINEUM from and against any and all claims, liabilities, costs, damages and expenses of every kind and nature, with respect to injury or death or damage to or loss of property of any person employed by KRATON arising during and/or as a result of the performance of this Agreement except to the extent that such injury or death or damage to or loss of property of any person employed by KRATON results from the gross negligence of willful misconduct of INFINEUM.

6.06

Both Parties shall, at their own cost, take out or maintain an appropriate insurance policy or policies, or maintain self-insurance, to cover its obligations, and liabilities under this Agreement and for the protection of its personnel against personal injury, death and accidents, including damage to personal property, arising out of duties performed in accordance with this Agreement.

ARTICLE VII - Relationship of the Parties

7.01	Nothing contained in this Agreement shall be construed as establishing any partnership or establishing any joint obligations except those specifically set forth herein. Each Party hereto retains the right to conduct its own business as it sees fit. Nothing contained herein shall be interpreted or construed as precluding either Party from carrying out its own activities or participating in other activities, even though such activities may parallel or overlap activities performed under this Agreement. Neither Party shall have any rights, including but not limited to rights to or under any patents, in any such other activities conducted by either Party.

ARTICLE VIII - General Provisions

8.01	This Agreement shall be coterminous with the FSO Agreement. Termination shall not relieve either Party of its obligations under Paragraphs 3.01, 3.02, 3.03, 4.01, 4.02, 4.03 and 4.04.

8.02	The validity and interpretation of this Agreement is governed by and enforced in accordance with the laws of the State of New Jersey, USA without reference to its conflicts law. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the federal and state courts of the State of New Jersey, USA.

8.03	(a)	Neither Party can assign or transfer its rights and obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that each Party may assign any or all of its rights or transfer any or all of its obligations to an Affiliate without consent. Where a Party transfers its relevant business to a third party, whether by a stock or asset sale or otherwise, and the other Party consents to assignment or transfer of rights and obligations under this Agreement to such third party, the transfer will be subject to, and the transferor will ensure and procure, the transferee’s agreement to be bound by the terms of this Agreement as if the transferee were the original party under this Agreement.

(b)	INFINEUM intends to delegate certain of its responsibilities under this Agreement to its Affiliates, Infineum USA L.P. and Infineum UK Limited, which conduct research in the fields of business affected by this Agreement for the benefit of all INFINEUM Affiliates.

(c)	KRATON intends to delegate certain of its responsibilities under this to Agreement to its Affiliate, Kraton Polymers Research B.V., which conducts research in the fields of business affected by this Agreement for the benefit of all KRATON Affiliates.

8.04	KRATON and INFINEUM shall take efforts to cause Affiliates to which rights are extended or obligations are delegated to agree to and abide by the terms and conditions of this Agreement.

8.05	The failure of a party to enforce or otherwise exercise any right under this Agreement will not be deemed to be a waiver of that right nor operate to bar the enforcement or other exercise of such right at any time or times thereafter.

8.06

The parties recognize that there may be situations where KRATON is approached by a customer or potential customer (“Customer”) regarding the use of a Polymer or Polymer- based product in the Additives Field, or where INFINEUM is approached by a Customer regarding the use of a Polymer or Polymer-based product outside the Additives Field. In such situations, the Party approached by the Customer (“Requestor”) should provide to the Global Procurement Manager of INFINEUM and the Infineum Business Manager of KRATON in writing the following information: (i) the name of the Customer contact; (ii) the product under consideration; (iii) the desired end use; and (iv) any details regarding the scope of the opportunity. In such event, within fifteen (15) days of submission of this information, the Party not approached by the Customer (“Other Party”) will inform the Requestor as to whether or not the Requestor may pursue the opportunity, taking into consideration factors such as whether the Customer is an existing customer or competitor of the Other Party and whether the Requestor has a product that meets the Customer’s needs and the Other Party does not. If the Other Party declines to provide its permission to pursue the opportunity, the submission will be considered again at the next Steering Team meeting. If the Other Party agrees that the Requestor can pursue the opportunity, INFINEUM and KRATON will consider the scope of the opportunity and prepare a document to be signed by both parties regarding the opportunity scope and any benefits flowing to INFINEUM and/or to KRATON in connection with the opportunity (benefits may include without limitation a royalty payment from the Requestor to the Other Party. Absent extraordinary circumstances, the Parties agree that a reasonable royalty rate is 3.0% of the net selling price for unhydrogenated styrene block copolymers, including but not limited to Kraton® D polymers and 5.0% of the net selling price for hydrogenated styrene block copolymers, including but not limited to Kraton® G polymers). For the sake of clarity, it is in the Other Party’s sole discretion whether or not to grant permission to the Requestor to pursue any such opportunity, and the granting of permission in one situation will not be deemed to be a waiver of the right to rescind such permission on reasonable notice to the other Party or of the right to decline permission to pursue any other opportunity at any time or times thereafter. Either Party may also request clarification in writing from the Other Party as to whether a particular opportunity is or is not within the Additives Field, and the Other Party agrees to respond within fifteen (15) days following the written submission of relevant information regarding the particular opportunity.

8.07

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions, either oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation the following agreements: (i) the COST CONTRIBUTION AGREEMENT FOR DIENE POLYMER PROCESS RESEARCH AND DEVELOPMENT entered into between Infineum USA L.P., Shell Elastomers LLC, and Shell Oil Company, as of July 1, 1999, later assigned to KRATON by Shell Elastomers LLC, and Shell Oil Company; (ii) the DEMAND SERVICES AGREEMENT entered into between Infineum International Ltd and Shell Elastomers LLC, as of February 28, 2001, later assigned to KRATON by Shell Elastomers LLC; (iii) the BELPRE ON-SITE REPRESENTATIVE AGREEMENT entered into between Infineum USA L.P., Shell Elastomers LLC, and Shell Oil Company, as of January 1, 1999, later assigned to KRATON by Shell Elastomers LLC, and Shell Oil Company; and (iv) any and all individual confidentiality agreements signed by INFINEUM employees pursuant to said BELPRE ON-SITE REPRESENTATIVE AGREEMENT. This Agreement can be amended only by mutual agreement of the parties in writing signed by a duly authorized representative of each party.

8.08	Each Party expressly understands that, except as specifically set forth in this Agreement, nothing in this Agreement shall confer upon either Party any direct or implied license or immunity under any patent rights of the other Party or any rights in Technical Information made available hereunder.

8.09	Neither Party shall be liable to the other Party for any breach of the terms and conditions of this Agreement where such breach occurs as a result of Force Majuere. For the purpose of this clause, Force Majuere shall include acts of God, wars (declared or undeclared), rebellion, insurrection, acts of terrorists, acts of government or governmental bodies, strikes, boycotts, lockouts or other labor disturbances or any other matters which are beyond the control of and which could not have been reasonably foreseen and/or avoided by the Party affected by the same.

8.10	In the event that any portion of this Agreement is held invalid, illegal or unenforceable by a court, tribunal or other authority of competent jurisdiction, the remaining portions of this Agreement will continue to be valid and enforceable unless enforcement of the remaining portions significantly alters the economic and legal substance of the transactions governed by this Agreement, as compared to the economic and legal substance indicated by a fair reading of all of the portions included at the time of execution of this Agreement. If a court, tribunal or other authority of competent jurisdiction holds that any portion of this Agreement is invalid, illegal or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties to the extent practical under the circumstances.

8.11	Each Party shall comply fully with the laws, bylaws, rules and regulations applicable to the performance of its individual obligations under this Agreement and shall individually bear the costs and expenses incidental to such compliance.

8.12	Each Party acknowledges that it is familiar with regulations governing the export and re-export of United States source technical information and the products thereof, and each agrees to abide by such regulations in respect to information supplied by the other Party hereunder.

8.13	Unless expressly provided to the contrary under this Agreement, any notice, demand or other communication required or permitted under this Agreement will be deemed sufficiently given if in writing and (i) hand delivered; or (ii) sent by mail or facsimile to the respective addresses set out below or to such other address as the respective parties may from time to time communicate in writing to the other party:

INFINEUM Address:

Infineum International Limited

P.O. Box 1

Abingdon, Oxforshire

United Kingdom, OX 13 6BB

Attention: Company Secretary

KRATON Address:

Kraton Polymers U.S. LLC

15710 John F. Kennedy Boulevard

Suite 300

Houston, TX 77032

Attention: General Counsel

The notice, demand or other communication, (i) if hand delivered, will be deemed to have been received on the date of delivery; (ii) if sent by mail, will be deemed to have been received three (3) business days following the day of mailing; and (iii) if sent by facsimile, will be deemed to have been received two (2) hours following the time stated on the facsimile sheet as the case may be.

Notwithstanding any contrary provisions of this clause, INFINEUM and KRATON may adopt alternative procedures for the routine exchange of written communications reasonably necessary to effectuate performance of the parties pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.